Exhibit 99.1


                             FOR IMMEDIATE RELEASE:
            Pacific Basin Food, Inc. Files For Bankruptcy Protection

San Diego, CA - October 16, 2002 -

On October 11, 2002 Pacific Basin Foods, Inc., a wholly owned subsidiary of San Diego, CA based Steakhouse Partners, Inc. (the "Company"), filed for bankruptcy protection under Chapter 7 of the United States Bankruptcy Code in the Central District of California located in Riverside. The Company reported in the documents filed with the Bankruptcy Court that total assets of Pacific Basin Foods, Inc. were $0.2 million and total liabilities were $1.4 million as of the filing date.

The Company also announced that it has signed a contract with a UniPro Distributor, Southwest Traders, Inc., to distribute food and other products to its West coast units that were previously supplied by Pacific Basin Foods, Inc. Management of the Company does not anticipate any disruption in service to its West coast restaurant units during this transition. In June the Company contracted with two UniPro Distributors, Abbott Foods Inc. and EG Forrest Co., to supply its Midwest units.

Steakhouse Partners, Inc. operates 53 full-service steakhouse restaurants located in ten states. The Company's restaurants specialize in complete steak and prime rib meals, and offer fresh fish and other lunch and dinner dishes. The Company operates principally under the brand names of Hungry Hunter's, Hunter's Steakhouse, Mountain Jack's, and Carvers.


This news release contains forward-looking statements that involve significant risks and uncertainties, including the risk that there may be a disruption in distribution of food and other products to our restaurants as a result of the bankruptcy filing of Pacific Basin Foods, Inc. and the other risks and uncertainties detailed in the SEC reports filed by Steakhouse Partners, Inc., including our Form 10-K filed on September 25, 2002 and Form 10-Q filed on October 8, 2002.


            Contact: (858) 689- 2333 or e-mail info@paragonsteak.com
                     for Steakhouse Partners Inc. / SIZLQ.PK